Exhibit 1.3.1

AMENDMENT TO STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF 1.00% SERIES A FIXED RATE CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED SHARES OF TORO CORP.

TORO CORP., a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Amended and Restated Articles of Incorporation of the Company (the “Articles”), does hereby certify:

The Board of Directors of the Company has previously adopted resolutions fixing the designation and certain terms, powers, preferences and other rights of the series of preferred shares of the Company, designated as “1.00% Series A Fixed Rate Cumulative Perpetual Preferred Convertible Shares”, and certain qualifications, limitations and restrictions thereon. Capitalized terms shall have the same meaning as in the Articles, unless otherwise specified in the Statement of Designation of the Rights, Preferences and Privileges of 1.00% Series A Fixed Rate Cumulative Perpetual Convertible Preferred Shares or this Amendment to Statement of Designation or unless the context otherwise requires.

All of the holders of the 1.00% Series A Fixed Rate Cumulative Perpetual Preferred Convertible Shares have agreed to and the Board of Directors of the Company has adopted the following resolution amending the Statement of Designations of the 1.00% Series A Fixed Rate Cumulative Perpetual Preferred Convertible Shares series of preferred shares of the Company.

RESOLVED, that Section 6(b) of the Statement of Designation of the Rights, Preferences and Privileges of 1.00% Series A Fixed Rate Cumulative Perpetual Preferred Convertible Shares be and hereby is amended and restated in its entirety as follows:

“(b)  Optional Conversion Right of the Holders. Subject to the terms and conditions of this Section 6 (including the conversion procedures set forth below), at any time and from time to time on or after the fourth anniversary of the Original Issue Date until but excluding the Reset Date, each holder of this Series may elect to convert, in whole or in part, without the payment of additional consideration by such holder, its shares of this Series into, subject to Section 6(c) below, a number of validly issued, fully paid and non-assessable Common Shares equal to the quotient of (i) the aggregate Stated Amount of the shares of this Series converted plus Accrued Dividends (but excluding any dividends declared but not yet paid) thereon on the date on which the Conversion Notice is delivered divided by (ii) the Conversion Price, as defined in the following sentence. The “Conversion Price” for any conversion hereunder shall be the lower of (I) 150% of the Initial VWAP and (II) the Ten-Day VWAP; provided, that, notwithstanding anything to the contrary herein, the Conversion Price shall not be less than $2.50.”

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this 29th day of December, 2025.

By:	/s/ Petros Zavakopoulo
	Name:	Mr. Petros Zavakopoulos
	Title:	Member of the Board of Directors